                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    KEYCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    KEYCORP
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                                [KEYCORP LOGO]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                  April 16, 1996
DEAR SHAREHOLDER:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 23, 1996, at 10:30 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 29, 1996, are entitled to vote at the 1996 Annual Meeting.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect seven directors for three-year terms expiring in 1999, to consider four separate proposals submitted by KeyCorp's shareholders, and to ratify the appointment of Ernst & Young LLP as independent auditors for 1996.

     The Annual Report for the year ended December 31, 1995, was mailed to all shareholders of record as of March 29, 1996.

     Your proxy card is enclosed. Please indicate your voting instructions and sign, date, and mail this proxy card promptly in the return envelope.

                                             Sincerely,

                                             /s/ Robert W. Gillespie
                                             ROBERT W. GILLESPIE
                                               President and Chief Executive
                                               Officer

                                [KEYCORP LOGO]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 23, 1996

     The 1996 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 23, 1996, at 10:30 a.m., local time, for the following purposes:

          1. To elect seven directors to serve for terms expiring in 1999;

          2. To consider and act upon a shareholder proposal regarding the form of director compensation;

          3. To consider and act upon a shareholder proposal regarding classification of the Board of Directors;

          4. To consider and act upon a shareholder proposal regarding discretionary voting of proxies;

          5. To consider and act upon a shareholder proposal regarding executive compensation;

          6. To ratify the appointment of Ernst & Young LLP by the Board of Directors as independent auditors for KeyCorp for the fiscal year ending December 31, 1996; and

          7. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 29, 1996, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                             By Order of the Board of Directors

                                             /s/ Roger Noall
                                             ROGER NOALL
April 16, 1996                                 Secretary

                            ------------------------

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE USE THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.......................................................................    1
Election of Directors.................................................................    1
  Nominees for Terms Expiring in 1999.................................................    2
  Continuing Directors................................................................    4
The Board of Directors and Its Committees.............................................    8
Shareholder Proposals.................................................................   10
Independent Auditors..................................................................   16
Executive Officers....................................................................   17
Compensation of Executive Officers....................................................   19
Employment, Severance, and
  Change of Control Agreements........................................................   25
Compensation and Organization Committee
  Report on Executive Compensation....................................................   32
KeyCorp Stock Price Performance.......................................................   36
Share Ownership and Phantom Stock Units...............................................   37
1997 Shareholder Proposals............................................................   38
General...............................................................................   38

                                [KEYCORP LOGO]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about April 16, 1996, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 1996 Annual Meeting of Shareholders on May 23, 1996, and at all postponements and adjournments thereof. KeyCorp was formed as a result of the merger of the former KeyCorp ("Old Key") with Society Corporation ("Society") on March 1, 1994 (the "Merger") pursuant to the Agreement and Plan of Merger and related Supplemental Agreement to Agreement and Plan of Merger, each dated October 1, 1993, as amended (the "Merger Agreement"). All holders of record of KeyCorp Common Shares at the close of business on March 29, 1996, are entitled to vote. On that date there were 231,707,124 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding Common Shares shall constitute a quorum.

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, effective as of the 1996 Annual Meeting the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has established the size of the Board at 20 members, divided into two classes of seven members each and one class of six members. The terms of these classes as of the 1996 Annual Meeting will expire in 1997, 1998 and 1999, respectively. Seven nominees for directors for terms expiring in 1999 are listed below. All properly executed and returned proxy cards will be voted for these nominees unless contrary specifications are properly made in writing directly on the proxy card in the space indicated for that purpose, in which case the proxy will be voted in accordance with such specification. The nominees are all current members of the Board. Should any nominee become unable to accept nomination or election, the proxy cards (unless a contrary specification is properly made on the proxy card) will be voted for the election of such person, if any, as shall be recommended by the Board, or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934, the following information lists, as of February 16, 1996, as to nominees for director and directors whose terms of office will continue after the 1996 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Securities Exchange Act of 1934. Also included is information regarding officer positions, trusteeships, or directorships with certain publicly traded foreign companies or charitable, political, or educational organizations where applicable. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 1999

[PHOTO]              ALBERT C. BERSTICKER
                        Since 1996, Chairman and Chief Executive Officer, Ferro Corporation (industrial specialty chemicals); previously, President since 1988, and Chief Executive Officer since 1991, Ferro Corporation. Age 61. KeyCorp director since 1991. Director, Ferro Corporation, Brush Wellman Inc., Centerior Energy Corporation, and Oglebay Norton Company.

[PHOTO]              KENNETH M. CURTIS
                        Since 1994, Principal, Curtis, Thaxter, Stevens, Broder & Micoleau Limited Liability Company, P.A. (law firm); previously, President, Maine Maritime Academy (ocean-oriented college). Age 64. KeyCorp director since 1994 (Old Key director since 1993). Director, Bowater Incorporated; Trustee, Gulf of Maine Aquarium Development Corporation and University of New England; Member of Board of Directors, Foundation for Educational Exchange between the United States and Canada and New England Council.

[PHOTO]              JOHN C. DIMMER
                        President, Firs Management Corporation (real estate and investment company). Age 67. KeyCorp director since 1994 (Old Key director since 1993); Trustee, Multicare Medical Center.

[PHOTO]              CHARLES R. HOGAN
                        Co-Owner and Chief Executive Officer, C.R.H.
                        Investments, Inc. (shopping center and real estate development); Chairman and Chief Executive Officer, Citation Management Co. (commercial and multi-family property management). Age 59. KeyCorp director since 1994 (Old Key director since 1993).

[PHOTO]              M. THOMAS MOORE
                        Chairman, President and Chief Executive Officer, Cleveland-Cliffs Inc (iron ore producer). Age 61. KeyCorp director since 1992. Director, Cleveland-Cliffs Inc, Capitol American Financial Corporation, and The LTV Corporation; Trustee, Fairview Health System.

[PHOTO]              RICHARD W. POGUE
                        Since 1994, Senior Advisor, Dix & Eaton (public relations); previously, Managing Partner, Jones, Day, Reavis & Pogue (law firm). Age 67. KeyCorp director since 1992. Director, Continental Airlines, Inc., Derlan Industries Ltd., M.A. Hanna Company, OHM Corporation, Redland PLC, and TRW Inc.; Chairman of the Board of Trustees, University Hospitals of Cleveland; Member of Board of Directors, Greater Cleveland Growth Association; Trustee, Kulas Foundation, Case Western Reserve University, University Circle Incorporated, United Way; Co-Chair, Cleveland Bicentennial Commission.

[PHOTO]              DENNIS W. SULLIVAN
                        Executive Vice President, Parker-Hannifin Corporation (industrial and aerospace motion control components and systems). Age 57. KeyCorp director since 1993. Director, Parker-Hannifin Corporation and Ferro Corporation.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997

[PHOTO]              WILLIAM G. BARES
                        Since 1996, President and Chief Executive Officer, The Lubrizol Corporation (chemicals for use in lubricants and fuels); previously, President and Chief Operating Officer, The Lubrizol Corporation. Age 54. KeyCorp director since 1987. Director, The Lubrizol Corporation, Bearings, Inc., and Oglebay Norton Company.

[PHOTO]              LUCIE J. FJELDSTAD
                        Since 1995, President, Tektronix, Inc. (multi-media company); previously, Private Consultant (1993-1994) and Vice President, IBM (computer manufacturing) (1989-1993). Age 52. KeyCorp director since 1994 (Old Key director since 1991). Director, The Gap, Bolt, Beranek and Newman, Inc., Entergy Corporation, and Recognition International; Trustee, UCLA Foundation; Board of Regents, Santa Clara University.

[PHOTO]              ROBERT W. GILLESPIE
                        Since 1995, President and Chief Executive Officer, KeyCorp; previously, President and Chief Operating Officer (1994-1995), KeyCorp; previously President and Chief Executive Officer, Society. Age 51. KeyCorp director since 1982. Trustee, Case Western Reserve University, Ohio Wesleyan University, United Way, Cleveland Museum of Art, Cleveland Initiative on Education, and Musical Arts Association; Member of Board of Directors, Greater Cleveland Growth Association; Co-Chair, Cleveland Bicentennial Commission.

[PHOTO]              HENRY S. HEMINGWAY
                        President, Town & Country Life Insurance Company (insurance). Age 42. KeyCorp director since 1994 (Old Key director since 1987). Director, Key Bank of Utah; Trustee, Utah Symphony.

[PHOTO]              STEVEN A. MINTER
                        Executive Director and President, The Cleveland Foundation (philanthropic foundation). Age 57. KeyCorp director since 1987. Director, Consolidated Natural Gas Company, Goodyear Tire and Rubber Company, and Rubbermaid, Inc.; Trustee, College of Wooster and Cleveland Initiative on Education; Member of Board of Directors, Greater Cleveland Roundtable.

[PHOTO]              VICTOR J. RILEY, JR.
                        Chairman of the Board, KeyCorp. Age 64. KeyCorp director since 1994 (Old Key director since 1973). Chairman, Pius XII Foundation; Honorary Member, University at Albany Foundation; 1996 National Banking Industry Chairman, March of Dimes.

[PHOTO]              RONALD B. STAFFORD
                        Partner, Stafford, Trombley, Purcell, Lahtinen, Owens & Curtin, P. C. (law firm); member of the New York State Senate. Age 60. KeyCorp director since 1994 (Old Key director since 1983). Trustee, St. Lawrence University and Paul Smith's College; Board of Visitors, Columbia University School of Law.

                  CONTINUING DIRECTORS WHOSE TERMS EXPIRE 1998

[PHOTO]              CECIL D. ANDRUS
                        Since 1995, Chairman, Andrus Center for Public Policy-Boise State University (non-profit center); previously, Governor, State of Idaho. Age 64. KeyCorp director since 1996. Director, Albertsons, Inc. and Coeur d'Alene Mines, Inc.; Trustee, Albertson College of Idaho.

[PHOTO]              THOMAS A. COMMES
                        President and Chief Operating Officer, The
                        Sherwin-Williams Company (paints and painting supplies). Age 53. KeyCorp director since 1987. Director, The Sherwin-Williams Company and Centerior Energy Corporation; Trustee, Cleveland Clinic Foundation.

[PHOTO]              STEPHEN R. HARDIS
                        Since 1995, Chairman and Chief Executive Officer, Eaton Corporation (diversified manufacturing company); previously, Vice Chairman and Chief Financial and Administrative Officer, Eaton Corporation. Age 60. KeyCorp director since 1985. Director, Eaton Corporation, First Union Real Estate Investments, Nordson Corporation, and Progressive Corporation; Trustee, University Circle, Inc., Musical Arts Association, Playhouse Square Foundation, and Cleveland Clinic Foundation; Member of Board of Directors, Greater Cleveland Roundtable.

[PHOTO]              DOUGLAS J. MCGREGOR
                        President and Chief Operating Officer, M.A. Hanna Company (plastics and rubber manufacture and distribution). Age 55. KeyCorp Director since 1995. Director, M.A. Hanna Company and Vulcan Materials Company; Chairman of the Board of Trustees, Cleveland Institute of Music; Trustee, Playhouse Square Foundation and Junior Achievement.

[PHOTO]              PETER G. TEN EYCK, II
                        President, Indian Ladder Farms (commercial orchard). Age
                        57. KeyCorp director since 1994 (Old Key director since
                        1979). Trustee, Cornell University.

[PHOTO]              NANCY B. VEEDER
                        President, Veeder Realty, Inc.; Partner, Veedergate Realty, L.P., doing business as Residence Inn by Marriott (hotel operation). Age 69. KeyCorp director since 1994 (Old Key director since 1981). Member of Board of Overseers, R.P.I. School of Management; Member of Board of Directors, Albany Tourist and Convention Bureau and Capital District Health Care Coalition.

     Messrs. Curtis and Stafford, directors of KeyCorp, are members of law firms that KeyCorp utilizes for legal services.

     Some of KeyCorp's executive officers and above directors were customers of one or more of KeyCorp's subsidiary banks or other subsidiaries during 1995 and had transactions with such banks in the ordinary course of business. In addition, some of the above directors are officers of, or have a relationship with, corporations or are members of partnerships which were customers of such banks during 1995 and had transactions with such banks in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 1996.

     Under the securities laws of the United States, KeyCorp's directors and certain officers are required to report their ownership of KeyCorp's stock and changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has established specific due dates for these reports. A trust for which Henry S. Hemingway, a KeyCorp director, is a trustee was late in filing a report of a gift of KeyCorp Common Shares occurring in 1994.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES*

     Board of Directors. During the year ended December 31, 1995, there were seven meetings of KeyCorp's Board of Directors. Each current member of KeyCorp's Board who served during 1995, other than Ms. Fjeldstad, attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served during 1995.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit, Community Responsibility, Compensation and Organization, Executive, and Nominating Committees.

     Audit Committee. Messrs. Bares (Chair), Hemingway, Hogan, Moore, Pogue, Stafford, Sullivan, and Ten Eyck are the current members of KeyCorp's Audit Committee. The functions of this Committee include review of the adequacy of internal administrative, operating, and accounting policies and controls, review of the financial information provided to shareholders and the Securities and Exchange Commission, recommendation of the appointment of KeyCorp's independent auditors, review of the scope of the services and the estimated fees of the independent auditors, review of the examinations of KeyCorp and its affiliates conducted by federal and state regulatory authorities, review of the activities of the audit committees of KeyCorp's subsidiaries, review of the audit plans of the internal audit staff and of the independent auditors and the results and effectiveness of their audits, and supervision and direction of any special projects or investigations considered necessary. KeyCorp's Audit Committee met five times in 1995.

     Community Responsibility Committee. Messrs. Andrus, Dimmer, McGregor, Minter, Morley, and Ms. Veeder (Chair) are the current members of KeyCorp's Community Responsibility Committee. The functions of this Committee include review of the Community Reinvestment Act programs of KeyCorp and its bank subsidiaries, KeyCorp's compliance program, and KeyCorp's compliance with applicable law and regulation. KeyCorp's Community Responsibility Committee met five times in 1995.

     Compensation and Organization Committee. Messrs. Bersticker, Commes, Curtis, Ms. Fjeldstad, and Messrs. Hardis (Chair) and Schumacher are the current members of KeyCorp's Compensation and Organization Committee. The functions of this Committee include review and approval of KeyCorp's salary administration programs, determination of the compensation of senior management, determination of participants and awards under executive compensation plans and supplemental compensation plans including equity compensation plans, approval of (or amendments to) employee and officer retirement, compensation, equity compensation and benefit plans, granting of stock options, review and recommendation of director compensation, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation and Organization Committee met eight times in 1995. KeyCorp's Executive Equity Compensation Committee, the function of which included all issues relating to KeyCorp's executive equity compensation plans, was combined with the Compensation and Organization Committee in 1995.

     Executive Committee. Messrs. Bares, Curtis, Gillespie, Hardis, Pogue, Riley (Chair), and Ms. Veeder are the current members of KeyCorp's Executive Committee. Through December 31, 1998, under the Merger Agreement and KeyCorp's Regulations, it is intended that Messrs. Riley and Gillespie will be members of

- ---------------

* Messrs. John C. Morley and Robert A. Schumacher will not stand for re-election at the Annual Meeting. They are, however, included in the description of KeyCorp's current Board of Directors and its committees. Mr. Morley will continue as a director of KeyCorp until April 30, 1996, and Mr. Schumacher will continue as a director of KeyCorp until the Annual Meeting.

KeyCorp's Executive Committee as long as they are directors of KeyCorp. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. KeyCorp's Executive Committee met once in 1995.

     Nominating Committee. Messrs. Curtis, Gillespie, Hardis, and Riley are the current members of KeyCorp's Nominating Committee. Through December 31, 1998, under the Merger Agreement and KeyCorp's Regulations, two of the four members of the Nominating Committee will be individuals who were serving as directors of Old Key prior to the Merger (one of whom will be Mr. Riley as long as he is a director of KeyCorp), and the other members of the Nominating Committee will be individuals who were serving as directors of Society prior to the Merger (one of whom will be Mr. Gillespie as long as he is a director of KeyCorp).

     The functions of the Nominating Committee include identifying and reviewing the qualifications of prospective directors and recommending candidates for election as directors. Through December 31, 1998, under KeyCorp's Regulations, nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of three-quarters of the Board of Directors and three-quarters of the Nominating Committee, except that there is an alternative procedure in the event that the Nominating Committee is unable to approve by the requisite vote a nomination for election of a particular director or directors. The Nominating Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including,
(a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and
(f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). KeyCorp's Nominating Committee met twice in 1995.

     Director Compensation. Directors (other than Messrs. Gillespie and Riley who receive no director fees) receive fees consisting of a $27,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter. Under the KeyCorp Director Deferred Compensation Plan, directors are given an opportunity to defer payment of director fees for future distribution. All such deferred payments are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody's Average Corporate Bond Yield Index) or a KeyCorp Common Share account (which is a phantom stock account in which the directors' deferred compensation earns a yield based on the amount of dividends that would have been payable on an equal number of KeyCorp Common Shares and the increase or decrease in the market price of KeyCorp Common Shares, in both cases during the period that the deferred fees are invested in the Common Share account). All payments to the directors under the Director Deferred Compensation Plan are in the form of cash.

     Under the Directors' Stock Option Plan (the "Directors' Plan"), each of the non-employee directors is automatically granted options to purchase 3,500 KeyCorp Common Shares annually. Messrs. Gillespie and Riley were not eligible to participate in the Directors' Plan during 1995 or prior thereto because they were employees of KeyCorp, but Mr. Riley is eligible to participate in the Directors' Plan as of January 1, 1996 due to his retirement as an employee of KeyCorp. All options granted under the Directors' Plan are non-qualified stock options. Options generally expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares. At December 31, 1995, 100,404 additional options could be granted under the Directors' Plan. In the event that KeyCorp Common Shares are changed into or exchanged for a different number or kind of securities, or in the event of a stock split, then the number and exercise price of options and the limits on the aggregate totals of shares available for grants under the Directors' Plan will be proportionately amended.

                             SHAREHOLDER PROPOSALS

PROPOSAL NO. 1

     The following proposal ("Proposal No. 1") was submitted for inclusion in this Proxy Statement by Mr. and Mrs. Clifford P. LaForme, 5486 Williamsburg Lake, Wildwood, FL 34785. Mr. and Mrs. LaForme jointly own over 18,000 KeyCorp Common Shares.

          Shareholder Proposal and Supporting Statement. "We recommend that the Board of Directors consider the following. Stop paying to the KeyCorp Board of Directors their annual salaries in cash. That KeyCorp adopt a plan that the KeyCorp Board of Directors be paid in KeyCorp Common Shares of equal value to their salaries they now receive. Our reasoning for this move is we feel that they will take more interest in KeyCorp to ensure its success."

     Board of Directors Recommendation and Statement. The Board of Directors recommends that shareholders vote AGAINST Proposal No. 1 for the following reasons.

     KeyCorp believes that the appropriate method of compensating directors is a mix of cash compensation for current services and stock-based compensation to align the interests of directors with those of shareholders. The existing director compensation package of cash compensation and stock option grants reflects this belief and allows KeyCorp to attract the best qualified individuals to serve on its Board of Directors. Restricting director compensation solely to payments in KeyCorp Common Shares would restrict board membership to those with sufficient income or net worth levels to allow them to serve as directors without receiving any cash remuneration. Directors who did find themselves in need of cash would be forced to sell their KeyCorp Common Shares, reducing their interest in KeyCorp and defeating the purpose of the proponent's plan. In addition, the level and composition of KeyCorp's director compensation is competitive with that being offered by other large, well-established bank holding companies.

     The value of attracting and retaining committed and qualified directors demands a competitive, reasonable, and fair compensation program. A program such as that proposed by the proponent would reduce the pool of qualified individuals willing to serve on KeyCorp's board. Such a plan should not be supported.

     Vote Required. Approval of Proposal No. 1 will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

PROPOSAL NO. 2

     The following proposal ("Proposal No. 2") was submitted for inclusion in this Proxy Statement by Mr. Gerald R. Armstrong, P.O. Box 18546, Capitol Hill Station, Denver, Colorado 80218. Mr. Armstrong owns over 9,500 KeyCorp Common Shares.

          Shareholder Proposal. "Resolved: That the shareholders of KeyCorp, assembled in person and by proxy in an annual meeting, now request that the Board of Directors take those steps necessary to restore annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent election shall also be on an annual basis."

          Supporting Statement. "Recently, Lockheed-Martin Corp., Campbell Soups, Atlantic Richfield Company, Pacific Enterprises, KATY Industries, Hanover Direct, Westinghouse, and other corporations have replaced three year terms for directors with the annual election of all directors.

          "These actions have increased shareholder voting rights by 300% -- and, at no cost to the shareholders. In the merger of Chase Manhattan and Chemical Bank, the shareholders of Chase shall have their voting rights increased proportionately, too.

          "At KeyCorp, this procedure will allow shareholders an opportunity to register annually their reviews of the performance of the board collectively and of each director, individually. Concern that annual elections of all directors would leave KeyCorp without experienced directors is unfounded.

          "The proponent of this proposal is an investor who recognizes that greater accountability -- one year terms for directors -- can be an indication for greater profits and dividends -- not unsound investments in derivatives.

          "The 1994 Atlantic Richfield Company proxy statement, in support of replacing three year terms with one year terms for its directors, states:

             'The Board ... recognizes that many institutional stockholders now believe that the annual election of all directors is appropriate. The Board does not believe that the advantages of a classified board (one with three year terms) are sufficient to offset the disadvantages.'

          "In our 1994 annual meeting of shareholders, our chairman Victor J. Riley, stated KeyCorp, because of its size, could not be vulnerable to a take-over. Most staggered systems (three year terms for directors) are created as an effort against take-overs.

          "Moreover, no current Director opposed management's elimination of the ratification by shareholders of the independent accountants leaving me to challenge an attitude of "In management we trust, we have three year terms". Have Ohio investors forgotten that Baldwin-United Corp. refused to eliminate three year terms just a year before its collapse?

          "I believe that the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

          "If you agree, please vote FOR this proposal. If you do not agree, vote against it. If your proxy card is unmarked on this issue, your shares will be automatically voted "AGAINST" this proposal."

     Board of Directors Recommendation and Statement. The Board of Directors recommends that shareholders vote AGAINST Proposal No. 2 for the following reasons.

     KeyCorp's Board of Directors is divided into three classes of directors, each of which serve for staggered three year terms. These staggered terms are an effort to balance two very important concerns, those being the need for shareholders to express their opinion about the Board's performance each year and the need for KeyCorp's directors to focus on KeyCorp's long-term success.

     The Board believes that KeyCorp's success in producing long-term shareholder value, as reflected in dividend growth and stock price appreciation, requires long-term strategic planning, capital commitments and careful and consistent application of financial and other resources.

     In the opinion of KeyCorp's Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the corporation and its business will be on the board of directors at all times. A classified board of directors is also intended to prevent precipitous changes in the composition of the board and, thereby, serves to moderate corresponding precipitous changes in the corporation's policies, business strategies and operations. As current newspaper headlines demonstrate, no company, regardless of its size, is immune to a take-over attempt. Board classification is intended to encourage any person seeking to acquire control of KeyCorp to initiate such an action through arm's-length negotiations with the Board of Directors.

     Election of directors by classes is a common practice that has been adopted by many companies and currently exists at over half of the 500 companies comprising the 1995 Standard & Poor's Stock Price Index.

     Proposal No. 2 requests the Board to take all steps necessary to restore annual elections of all directors. One of those steps would be to amend KeyCorp's Regulations. Under KeyCorp's Regulations, the provisions providing for a classified Board may only be amended, repealed or altered by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal unless such amendment, repeal, or alteration is recommended by three-quarters of the entire authorized Board of Directors (two-thirds of the Board after December 31, 1998), in which case the amendment, repeal or alteration would require the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal. Because the Board of Directors is recommending a vote "AGAINST" Proposal No. 2 and has not recommended a repeal or amendment of the provisions in KeyCorp's Regulations providing for a classified Board, to implement Proposal No. 2 would require the submission at a future shareholders' meeting of an appropriate amendment to KeyCorp's Regulations and such amendment would require the affirmative vote of three-quarters of KeyCorp's Common Shares. A vote in favor of Proposal No. 2 is only an advisory recommendation to the Board of Directors.

     Vote Required. Approval of Proposal No. 2 will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

PROPOSAL NO. 3

     The following proposal ("Proposal No. 3") was submitted for inclusion in this Proxy Statement by Dr. Allen Wolff, 1553 So. Carpenter Road, Brunswick, Ohio 44212. Dr. Wolff owns approximately 500 KeyCorp Common Shares.

          Shareholder Proposal and Statement. "There are apparently very few stockholders who have the inclination to try to read the annual report and among those who try, many are unable to. For those who do wade through the entire report, they will find many inequities and there remain others to be revealed. It seems that many Boards feel that the annual meeting is an intrusion into their realm and that stockholders should have little input, save for some glad-handing and a few questions by the few who attend. If more stockholders took the time and effort to read, I am sure fewer would vote with management on many of the self-serving issues that are proposed by them. On the other hand, if more shareholders realized how the voting is weighted against them, they would (should) be up-in arms.

          "For instance, did you know that if your shares are held in street name (by a broker) and you don't return the proxy (or don't even receive it), the broker can vote your shares (in favor of management's slate)?

          "Did you know that if you return the signed proxy card but do not mark one or more of the issues (because you don't understand it or have no opinion), your number of shares will be voted with management?

          "Do you realize that management has nominated exactly the number of directors as there are directorships to be filled and that no matter how few votes a director-candidate receives, he/she will still be elected. To nominate someone from the floor of the annual meeting is an exercise in futility -- due to the lack of numbers in attendance and the fact that management already controls (almost) all of the proxies returned by mail. Any proposal brought up at the annual meeting NOT favored by management, if not deemed to be improper, will be defeated for the same reason.

          "Last year, some KeyCorp (apparently) employee-shareholders received their proxy statement on May 16th, which was exactly the last day "ballots" were to be in. These 401(k) shareholders were apparently disenfranchised because their proxies could be (would be) voted for them (in favor of management) even though they didn't have the opportunity. Their only recourse would be to travel to the annual meeting and vote in person -- although the company might not be able to verify their holdings in a street name. My questioning of the CEO and the Wachovia Bank on this issue did not receive a reply, until very late. Management regretted this error but felt, had these shareholders voted it would not have changed the outcome.

          "My proposal is very simple. In future proxies of this corporation, there will be no discretionary voting. The proxies signed will be considered represented and help to make up a quorum; the proxies counted will be on those issues actually marked by the shareholder. Contrary to management's opinion, any future unmarked proxies would NOT be votes AGAINST an issue. They would be simply non-votes; therefore, those tallying the proxies need only compare the votes FOR versus the number AGAINST or WITHHELD. I don't see how any shareholder, in his right mind, could be against this proposal.

          "If you agree, please mark FOR; if you disagree, mark AGAINST. Please note: Proxies unmarked on this issue will be counted as voting AGAINST."

     Board of Directors Recommendation and Statement. The Board of Directors recommends that shareholders vote AGAINST Proposal No. 3 for the following reasons.

     If adopted, Proposal No. 3 would mean that any proxy cards which are returned without specific voting instructions would not be voted at meetings of shareholders and, since many shareholders do not mark their proxy cards, would become in effect votes against the proposal whether or not the shareholders objected to the proposal. Authorizing management to vote unmarked proxy cards provides KeyCorp shareholders with a convenient way to participate in shareholders' meetings. KeyCorp understands that many institutional shareholders who sign a great many proxy cards for numerous companies in which they have investments appreciate the convenience of voting as management recommends without the necessity of marking each proposal box, a process which is of little inconvenience for one proxy card but a burden when dealing with many proxy cards.

     In addition, Proposal No. 3 assumes that many shareholders who sign and return their proxy cards do not intend to cast any vote -- an assumption KeyCorp cannot make. Rather, KeyCorp believes that every shareholder that returns a properly signed proxy card does intend either to cast a vote or to select a proxy to represent that shareholder's interests at a meeting he or she chooses not to attend. The Board of Directors is obligated to give effect to the opinions of all shareholders who wish to participate, whether those shareholders choose to do so by marking the proxy card with a specific vote or simply by returning the proxy card without specific voting instructions and thereby conferring authority in a proxy to vote on the shareholder's behalf.

     The proponent also states that unmarked proxies should not be voted by management because shareholders who return unmarked cards may not understand the issues. KeyCorp is confident that its shareholders do understand the issues on which they are asked to vote.

     Since the Proxy Statement and proxy card clearly state in several places that any unmarked proxies will be voted in accordance with the recommendations of the Board of Directors and since a shareholder who is willing to take the time to sign their proxy card will probably observe that statement, it seems unlikely that many shareholders would be confused or surprised by the procedure. With approximately 47% of KeyCorp's shares held by institutional shareholders, it is important for KeyCorp to make voting by those shareholders as convenient as possible in order to have sufficient shares represented at its shareholder meetings to have a quorum.

     KeyCorp feels it is important for shareholders to understand exactly what Proposal No. 3 will address. It is true, as the proponent states, that if shareholders adopt Proposal No. 3, unmarked proxies will no longer be voted by management in its discretion.

     Shareholders must understand, however, that Proposal No. 3 will not affect the way brokers vote shares held in street name or the way shares held by KeyCorp's employees in KeyCorp's 401(k) plan will be voted by the plan trustee. For example, if a shareholder holding shares in street name fails to return a proxy card to their broker, brokers do have the ability to vote such shareholder's shares with respect to certain types of issues as the broker sees fit. Sometimes brokers vote with management and sometimes they do not. Proposal No. 3 will not change the ability of brokers to vote shares at their discretion.

     Second, if a shareholder holds shares in KeyCorp's 401(k) plan and does not return a voting instruction card with respect to those shares, the shares will be voted by the plan trustee. The trustee is obligated by the plan documents to vote unvoted shares in the same proportion as voted shares. For example, suppose participants holding 50% of the plan's shares return their voting instruction cards, with 60% of the voted shares voted for a certain issue and 40% of the voted shares voted against. The plan trustee must vote the unvoted portion of the plan's shares in the same proportion: 60% for and 40% against. Proposal No. 3 will not change the way the plan trustee is required to vote shares.

     Vote Required. Approval of Proposal No. 3 will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

PROPOSAL NO. 4

     The following proposal ("Proposal No. 4") was submitted for inclusion in this Proxy Statement by Dr. Edward S. George, 89 Corning Hill, Glenmont, New York 12077. Dr. George owns approximately 1,800 KeyCorp Common Shares.

          Shareholder Proposal and Statement. "Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it

          "Resolved: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options for executive officers allowed until the dividend is restored to its original amount before the cut.

          "The bullet must be large enough to enable the executives and employees as well as the stockholders to get their teeth on it."

     Board of Directors Recommendation and Statement. The Board of Directors recommends that shareholders vote AGAINST Proposal No. 4 for the following reasons.

     Proposal No. 4 seeks to limit KeyCorp's ability to increase salaries and grant stock options to its executive officers in circumstances where dividends are reduced. KeyCorp believes this limitation is inappropriate for several reasons. First, KeyCorp believes that it is in the best interests of KeyCorp and its shareholders to link executive compensation to individual performance as well as corporate performance. Adopting a compensation program which is tied solely to dividend rates would fail to recognize significant individual performance by KeyCorp's executive officers. Second, under KeyCorp's current executive compensation program, a relatively large portion of senior executive compensation is "at risk," i.e. subject to incentive compensation plans. KeyCorp's compensation program for senior executives was designed with the objective that KeyCorp's senior executives would receive less total compensation than that of comparable executives at peer companies in periods where KeyCorp's performance is poorer than performance of peer companies and receive superior total compensation when performance is superior to the performance of such companies. Thus, major aspects of the proposal are built into KeyCorp's current compensation programs. Finally, the proposal could cause executives, who may have the ability directly to impact KeyCorp's earnings and dividends, to focus on short-term results which could be detrimental to KeyCorp's continued long-term success. The proposal could discourage management from adopting programs that would strengthen KeyCorp's financial position in the long term if those programs might reduce dividends for the short term.

     It is important to note that KeyCorp has never decreased its dividend since it went public. This fact demonstrates that KeyCorp's compensation structure has consistently produced positive results for its shareholders for more than 30 years.

     Vote Required. Approval of Proposal No. 4 will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

                              INDEPENDENT AUDITORS

     The Board of Directors of KeyCorp, acting upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as its independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 1996. Ernst & Young LLP has conducted the annual audit of KeyCorp's financial statements since 1959. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

     A representative of Ernst & Young LLP will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

     Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as KeyCorp's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

                               EXECUTIVE OFFICERS

     Executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp's Board of Directors. Mr. Gillespie is President and Chief Executive Officer of KeyCorp for a term expiring December 31, 1998. All other executive officers hold their respective office or offices for such term as may be prescribed by the Board (generally, officers are elected annually) and until such persons' successors have been chosen. Messrs. Gillespie, Allen, and Noall and certain other executive officers have employment agreements with KeyCorp. All other executive officers have severance or change of control agreements with KeyCorp.

     There are no family relationships among executive officers. Other than Messrs. Cone, Helfrich, Simonson and Somers, all have been employed in officer capacities with KeyCorp, Old Key, or their subsidiaries for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of February 16, 1996, positions held during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

GARY R. ALLEN (47)

     1994 to present: Senior Executive Vice President and Chief Banking Officer, KeyCorp; 1993-1994: Executive Vice President and Chief Banking Officer, Old Key; 1991-1993: President and Chief Executive Officer, Key Bank of New York; 1988-1993: Chief Executive Officer, Key Bank of Western New York. (1993)

KEVIN M. BLAKELY (44)

     1994 to present: Executive Vice President, KeyCorp; 1992-1994: Executive Vice President, Credit Policy and Risk Management, Society National Bank; 1990-1992: Senior Vice President, Loan Review, Ameritrust Company, N.A. (1994)

MICHAEL A. BUTLER (37)

     1994 to present: Executive Vice President, KeyCorp; 1993-1994: Executive Vice President, Old Key; 1991-1993: Senior Vice President, Loan Review, Old Key; 1987-1991: Vice President, Old Key. (1993)

STEPHEN A. CONE (45)

     1994 to present: Executive Vice President, KeyCorp; 1993-1994: Executive Vice President, Citicorp; 1987-1993: Senior Vice President, American Express Corporation. (1996)

ROBERT W. GILLESPIE (51)

     1995 to present: Chief Executive Officer and President, KeyCorp; 1994-1995:
President and Chief Operating Officer, KeyCorp; 1988-1994: Chairman of the Board, Chief Executive Officer, and President, Society Corporation. (1981)

ALLEN J. GULA, JR. (41)

     1994 to present: Executive Vice President, KeyCorp; 1992-1994: Executive Vice President and Group Executive, Information Technology and Operations, Society Corporation; 1990-1992: Senior Vice President, Society Corporation.
(1992)

THOMAS E. HELFRICH (45)

     1995 to present: Executive Vice President, KeyCorp; 1986-1995: Senior Vice President-Human Resources, The Travelers Inc. (1995)

LEE IRVING (47)

     1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp; 1994-1995: Executive Vice President, Treasurer, and Chief Accounting Officer, KeyCorp; 1986-1994: Senior Vice President and Treasurer, Old Key.
(1986)

HENRY L. MEYER III (46)

     1995 to present: Senior Executive Vice President and Chief Operating Officer, KeyCorp; 1994-1995: Senior Executive Vice President and Chief Banking Officer, KeyCorp; 1991-1994: Vice Chairman of the Board and Chief Banking Officer, Society Corporation; 1990-1991: Executive Vice President, Society Corporation; 1994 to present: Chairman of the Board and Chief Executive Officer, Society National Bank; 1993-1994: President and Chief Executive Officer, Society National Bank; 1990-1993: President and Chief Operating Officer, Society National Bank. (1987)

ROGER NOALL (60)

     1995 to present: Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, KeyCorp; 1994-1995: Senior Executive Vice President and Chief Administrative Officer, KeyCorp; 1987-1994: Vice Chairman of the Board and Chief Administrative Officer, Society Corporation.
(1985)

JOHN A. SIMONSON (50)

     1995 to present: Executive Vice President and Treasurer, KeyCorp; 1992-1995: Executive Vice President, Society National Bank; 1991 to present:
Owner, Maple Grove Tree Farm (sole proprietorship); 1985-1991: Executive Vice President and Chief Financial Officer, Comerica, Inc. (1995)

K. BRENT SOMERS (47)

     1996 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 1994-1995: Executive Vice President and Chief Financial Officer, The United States Shoe Corporation; 1990-1994: Vice President and Chief Financial Officer, The United States Shoe Corporation. (1996)

BRUCE E. TOFTE (52)

     1994 to present: Executive Vice President, KeyCorp; 1987-1994: Executive Vice President and Chief Control Officer, Old Key. (1987)

JAMES W. WERT (49)

     1995 to present: Senior Executive Vice President and Chief Investment Officer, KeyCorp; 1994-1995: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 1990-1994: Vice Chairman of the Board and Chief Financial Officer, Society Corporation. (1976)

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to the individuals who served as KeyCorp's Chief Executive Officer during 1995 and each of the remaining four highest paid executive officers of KeyCorp at December 31, 1995. Amounts set forth in this table for Messrs. Riley and Allen for periods prior to the Merger were paid by Old Key.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                    -------------------------------
                                                                                         AWARDS           PAYOUTS
                                                  ANNUAL COMPENSATION               ----------------     ----------
                                         --------------------------------------        SECURITIES        LONG-TERM
                                                                   OTHER ANNUAL        UNDERLYING        INCENTIVE
  NAME AND PRINCIPAL POSITION   YEAR      SALARY       BONUS       COMPENSATION     OPTIONS/SARS(#)       PAYOUTS
- ------------------------------- ----     --------     --------     ------------     ----------------     ----------

Robert W. Gillespie             1995     $754,167     $404,000(1)      --    (4)          40,000         $ 407,451(7)
 President and Chief Executive  1994      685,000      465,000(1)          --(4)         120,000           390,757(7)
 Officer                        1993      599,000      625,000(2)      --    (4)          40,000           305,784(7)
Gary R. Allen                   1995      435,750      187,000(1)      --    (4)          35,868                 0
 Senior Executive Vice          1994      425,927      230,000(1)    $350,043(5)          70,585                 0
 President and Chief            1993      348,333      178,125(3)      --    (4)          17,387(6)              0
 Banking Officer
Henry L. Meyer III              1995      435,750      187,000(1)      --    (4)          20,000           244,112(7)
 Senior Executive Vice          1994      407,250      230,000(1)      --    (4)          60,000           237,281(7)
 President and Chief            1993      363,000      300,000(2)      --    (4)          20,000           182,055(7)
 Operating Officer
Roger Noall                     1995      435,750      187,000(1)      --    (4)          20,000           244,112(7)
 Senior Executive Vice          1994      407,250      230,000(1)      --    (4)          60,000           237,281(7)
 President, Chief               1993      363,000      300,000(2)      --    (4)          20,000           182,055(7)
 Administrative Officer,
 General Counsel and Secretary
James W. Wert                   1995      435,750      187,000(1)      --    (4)          20,000           244,112(7)
 Senior Executive Vice          1994      407,250      230,000(1)      --    (4)          60,000           237,281(7)
 President and Chief            1993      363,000      300,000(2)      --    (4)          20,000           182,055(7)
 Investment Officer
Victor J. Riley, Jr.            1995      825,000      459,000(1)     254,020(5)          40,000           777,800(8)
 Chairman of the Board          1994      784,936      565,000(1)     320,920(5)          80,000                 0
                                1993      720,000      720,000(3)      --    (4)           4,519(6)      2,259,000(9)


  NAME AND PRINCIPAL POSITION       ALL OTHER
- -------------------------------    COMPENSATION
                                 ----------------
Robert W. Gillespie                  $109,974(10)
 President and Chief Executive        108,094(11)
 Officer                              211,011(12)
Gary R. Allen                          44,310(13)
 Senior Executive Vice                 27,575(14)
 President and Chief                   16,217(15)
 Banking Officer
Henry L. Meyer III                     58,793(16)
 Senior Executive Vice                 59,115(17)
 President and Chief                  111,915(18)
 Operating Officer
Roger Noall                            67,304(19)
 Senior Executive Vice                 69,010(20)
 President, Chief                     117,379(21)
 Administrative Officer,
 General Counsel and Secretary
James W. Wert                          60,101(22)
 Senior Executive Vice                 60,708(23)
 President and Chief                  112,780(24)
 Investment Officer
Victor J. Riley, Jr.                  164,556(25)
 Chairman of the Board                 82,306(26)
                                       38,926(27)

- ---------------

 (1) Amounts awarded under KeyCorp's Short Term Incentive Compensation Plan for the respective fiscal years, whether paid in cash or deferred.

 (2) Amounts awarded under Society's Management Incentive Compensation Plan for the fiscal year 1993, whether paid in cash or deferred.

 (3) Amounts awarded under Old Key's Executive Incentive Compensation Plan for the fiscal year 1993, whether paid in cash or deferred.

 (4) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed reporting thresholds.

 (5) Each perquisite or other personal benefit which exceeds 25% of the total perquisites and other personal benefits received by Messrs. Riley and Allen is as follows: Mr. Riley (1994) -- $116,250 (moving allowance), $106,950 (tax gross-up on moving allowance); Mr. Riley (1995) -- $96,611 (use of corporate aircraft), $82,822 (tax gross-up on use of corporate aircraft); Mr. Allen (1994) -- $175,056 (moving allowance), $161,052 (tax gross-up on moving allowance).

 (6) This number has been adjusted to reflect the conversion of each share of Old Key common stock into 1.205 KeyCorp Common Shares.

 (7) Amounts awarded under the Society Corporation Long Term Incentive Compensation Plan for the three year cycles ending in such respective fiscal years, whether paid in cash or deferred.

 (8) Amount awarded under the KeyCorp 1994-1995 Performance Unit Plan for Mr. Riley for the two year cycle ending in fiscal year 1995, whether paid in cash or deferred.

 (9) Amount awarded under Old Key's Performance Compensation Plan for the three year cycles ending in fiscal year 1993, whether paid in cash or deferred. The amount shown is made up of $1,126,000 attributable to 1993 and $1,133,000 attributable to 1994, both of which amounts were paid in 1993.

(10) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $84,937 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $16,037 (universal life insurance premiums).

(11) $9,240 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $83,205 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $15,649 (universal life insurance premiums).

(12) $13,491 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $190,298 (amounts contributed under the Society Supplemental Savings Plan); $7,222 (universal life insurance premiums).

(13) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $28,365 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $6,945 (split-dollar life insurance premiums).

(14) $6,750 (amounts contributed under the Old Key Profit Sharing Plus Plan); $13,800 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $7,025 (split-dollar life insurance premiums).

(15) $8,994 (amounts contributed to the Old Key Profit Sharing Plus Plan); $7,223 (split-dollar life insurance premiums).

(16) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,012 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $6,781 (universal life insurance premiums).

(17) $9,240 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $43,232 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $6,643 (universal life insurance premiums).

(18) $13,491 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $95,358 (amounts contributed under Society's Supplemental Savings Plan); $3,066 (universal life insurance premiums).

(19) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,012 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $15,292 (universal life insurance premiums).

(20) $9,240 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $43,232 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $16,538 (universal life insurance premiums).

(21) $13,491 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $96,255 (amounts contributed under Society's Supplemental Savings Plan); $7,633 (universal life insurance premiums).

(22) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,012 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $8,089 (universal life insurance premiums).

(23) $9,240 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $43,232 (amounts contributed to KeyCorp Excess 401(k) Savings Plan); $8,236 (universal life insurance premiums).

(24) $13,491 (amounts contributed under the Society Employee Stock Purchase and Savings Plan); $95,640 (amounts contributed under Society's Supplemental Savings Plan); $3,649 (universal life insurance premiums).

(25) $9,000 (amounts contributed under the KeyCorp 401(k) Savings Plan); $114,708 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $3,800 (universal life insurance premiums); $37,048 (split-dollar life insurance premiums).

(26) $6,750 (amounts contributed under the Old Key Profit Sharing Plus Plan); $33,900 (amounts contributed under KeyCorp Excess 401(k) Savings Plan); $3,800 (universal life insurance premiums); $37,856 (split-dollar life insurance premiums).

(27) $8,994 (amounts contributed under the Old Key Profit Sharing Plus Plan); $29,932 (split-dollar life insurance premiums).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 1995, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                       ----------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                         NUMBER OF         % OF TOTAL                                  RATES OF STOCK PRICE
                                         SECURITIES         OPTIONS        EXERCISE                    APPRECIATION FOR TEN
                                         UNDERLYING        GRANTED TO      OR BASE                       YEAR OPTION TERM
                                          OPTIONS          EMPLOYEES        PRICE      EXPIRATION    ------------------------
                NAME                     GRANTED(#)      IN FISCAL YEAR     ($/SH)        DATE        5% ($)        10% ($)
- ------------------------------------   --------------    --------------    --------    ----------    --------      ----------
Robert W. Gillespie                        40,000(1)           1.7%        $26.125 (3)   1/18/05      657,195       1,665,461
Gary R. Allen                              15,623(2)           0.7%         31.875 (3)  12/31/96           --              --
                                                                                                           --              --
                                           20,245(2)           0.9%         36.250 (3)  12/31/96
Henry L. Meyer III                         20,000(1)           0.9%         26.125 (3)   1/18/05      328,597         832,730
Roger Noall                                20,000(1)           0.9%         26.125 (3)   1/18/05      328,597         832,730
James W. Wert                              20,000(1)           0.9%         26.125 (3)   1/18/05      328,597         832,730
Victor J. Riley, Jr.                       40,000(1)           1.7%         26.125 (3)   1/18/05      657,195       1,665,461

- ---------------

(1) These options were granted under the Amended and Restated 1991 Equity Compensation Plan and became exercisable on January 18, 1996 for all officers with the exception of Mr. Riley. Mr. Riley's options became exercisable on December 31, 1995.

(2) Options granted under KeyCorp's Career Equity Program ( the "Program") established prior to the Merger by Old Key. Participants are former senior officers of Old Key who were selected for participation in the Program on the basis of their responsibilities and potential for contribution to enhance shareholder value, recognizing the number of years remaining to expected retirement (at least five years). After the participant makes a personal investment, the Program generates semi-annual share acquisitions through automatic stock option exercises that can lead to increased share ownership on the part of the executives in the Program. The executives must retain the shares for the five-year duration of the Program so that the amounts ultimately realized by the executives are contingent on the long-term market price of KeyCorp stock.

(3) The exercise price equals the market price of a KeyCorp Common Share on the date of the option grant.
- ---------------

     The options reported in the preceding table for Messrs. Gillespie, Meyer, Noall, Wert and Riley were granted on January 18, 1995, at an exercise price equal to the market price of KeyCorp Common Shares on that date, which was $26.125. Based on this stock price, the market value of KeyCorp Common Shares at the end of the ten year option period using 5% and 10% compounded annual returns would be $42.55 and $67.76, respectively.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 1995, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                          SECURITIES               VALUE OF
                                                                          UNDERLYING              UNEXERCISED
                                                                          UNEXERCISED            IN-THE-MONEY
                                                                           OPTIONS/                OPTIONS/
                                     SHARES                           SARS AT FY-END (#)       SARS AT FY-END($)
                                   ACQUIRED ON          VALUE            EXERCISABLE/            EXERCISABLE/
             NAME                 EXERCISE (#)       REALIZED ($)        UNEXERCISABLE         UNEXERCISABLE (1)
- -------------------------------  ---------------     ------------     -------------------     -------------------
Robert W. Gillespie                   30,000(2)         571,250             276,000/                2,996,748/
                                                                            200,000                 1,555,000
Gary R. Allen                         47,071            345,164              67,497/                  460,138/
                                                                             40,000                   284,000
Henry L. Meyer III                    12,000            217,500             197,242/                2,762,792/
                                                                            100,000                   777,500
Roger Noall                                0                  0              80,000/                  493,750/
                                                                            100,000                   777,500
James W. Wert                         20,000            366,250             135,000/                1,460,438/
                                                                            100,000                   777,500
Victor J. Riley, Jr.                       0                  0             553,620/                9,315,520/
                                                                             40,000                   284,000

- ---------------

(1) Based on a December 31, 1995 closing price for KeyCorp Common Shares which equalled $36.25.

(2) Represents an exercise of stock appreciation rights only.

     Long Term Incentive Compensation. During 1995, KeyCorp's Compensation and Organization Committee selected participants in the KeyCorp Long Term Cash Incentive Compensation Plan for the 1995-1997 three-year compensation period. Messrs. Riley, Gillespie, Allen, Meyer, Noall, and Wert were included as participants. The Committee has determined objective criteria by which KeyCorp's financial performance should be judged and distributions under the Plan should be made. These criteria were based on the Committee's judgment of a range of return on common equity that would warrant satisfactory to excellent results for KeyCorp for the compensation period. Based on KeyCorp's 1995 salary grade market points (i.e., average salaries for executives in the marketplace in similar positions) upon which payments under the Plan will be based (which may change by the time the awards are actually determined), the officers in the Summary Compensation Table would be eligible to receive the following payments for the compensation periods indicated.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                                         NON-STOCK PRICE-BASED PLANS
                                                                PERFORMANCE       -----------------------------------------
                           NAME                                   PERIOD          THRESHOLD(1)     TARGET         MAXIMUM
- ----------------------------------------------------------      -----------       ---------       --------       ----------
Robert W. Gillespie                                               1995-1997       $  60,067       $240,267       $  555,617
Gary R. Allen                                                     1995-1997          26,563        106,250          245,703
Henry L. Meyer III                                                1995-1997          26,563        106,250          245,703
Roger Noall                                                       1995-1997          26,563        106,250          245,703
James W. Wert                                                     1995-1997          26,563        106,250          245,703
Victor J. Riley, Jr.                                                1995(2)          20,850         83,400          192,863

- ---------------

(1) If the threshold is not met, no payouts will be made.
(2) Mr. Riley retired as an employee of KeyCorp on December 31, 1995. As a result, his award under the KeyCorp Long Term Cash Incentive Compensation Plan for the 1995-1997 compensation period will be on a pro rata basis for the portion of the compensation period that he was an employee. The amounts included in the table represent one-third of the amount that would be applicable if Mr. Riley were a participant in the plan for the full 1995-1997 compensation period.

     These executives are also participants in the KeyCorp Long Term Cash Incentive Compensation Plan for the 1994-1996 compensation period, which has a similar range of possible payouts except in Mr. Gillespie's case, the threshold, target, and maximum for the 1994-1996 compensation period are $51,375, $205,500, and $475,219, respectively. Mr. Riley's compensation for the 1994-1996 compensation period will be based on the pro rata portion of the compensation period that he was an employee of KeyCorp. In addition, these executives, with the exception of Messrs. Riley and Allen, were also participants in the Society Corporation Long Term Incentive Compensation Plan for the 1993-1995 compensation period, payouts under which are reflected in the Summary Compensation Table on page 19 of this Proxy Statement under the heading "Long-Term Incentive Payouts."

     Pension Plan. KeyCorp's pension plan was revised effective January 1, 1995. Substantially all officers and employees of KeyCorp and participating subsidiaries are participants in the KeyCorp Cash Balance Pension Plan (the "Pension Plan"). Certain officers, including all executives named in the Summary Compensation Table on page 19 of this Proxy Statement, also participate in related supplemental and excess retirement plans. The Pension Plan is a cash balance plan that provides a pension based upon a hypothetical account balance maintained for the participant to which accruals are made equal to a percentage of the participant's compensation and to which interest is credited.

     Certain officers have the option of electing grandfathered benefits under the Pension Plan, which benefits are based upon years of participation in the Pension Plan and average annual compensation for either the five highest consecutive years during the last ten years of employment for former Society employees or the three highest consecutive years during the last five years of employment for former Old Key employees. All executives named in the Summary Compensation Table have elected to receive grandfathered benefits. The following table sets forth the estimated maximum annual benefits payable under the Pension Plan to participants who (1) have elected grandfathered benefits under the Pension Plan and are participants in a supplemental retirement plan, (2) attain the Social Security retirement age on December 31, 1995, and (3) elect to receive a straight lifetime annuity.

                                  ESTIMATED ANNUAL RETIREMENT BENEFITS
  AVERAGE                        WITH INDICATED YEARS OF PARTICIPATION
    FINAL        ----------------------------------------------------------------------
COMPENSATION         15             20             25             30             35
- ------------     ----------     ----------     ----------     ----------     ----------
 $  400,000      $  220,000     $  260,000     $  300,000     $  300,000     $  300,000
    500,000         275,000        325,000        375,000        375,000        375,000
    600,000         330,000        390,000        450,000        450,000        450,000
    700,000         385,000        455,000        525,000        525,000        525,000
    800,000         440,000        520,000        600,000        600,000        600,000
    900,000         495,000        585,000        675,000        675,000        675,000
  1,000,000         550,000        650,000        750,000        750,000        750,000
  1,200,000         660,000        780,000        900,000        900,000        900,000
  1,400,000         770,000        910,000      1,050,000      1,050,000      1,050,000
  1,600,000         880,000      1,040,000      1,200,000      1,200,000      1,200,000
  1,800,000         990,000      1,170,000      1,350,000      1,350,000      1,350,000
  2,000,000       1,100,000      1,300,000      1,500,000      1,500,000      1,500,000
  2,400,000       1,320,000      1,560,000      1,800,000      1,800,000      1,800,000
  2,600,000       1,430,000      1,690,000      1,950,000      1,950,000      1,950,000

     All benefit amounts are subject to the annual pension limitations imposed by the Internal Revenue Code for qualified plans; however, the extent of any reduction will vary according to the limits existing at the time pension payments commence. Amounts under the Pension Plan reduced by Internal Revenue Code limitation may be paid under an excess benefit retirement plan. The benefits are not subject to any deduction for social security or any other offset.

     Compensation for purposes of computing benefits under the Pension Plan and excess and supplemental plans is total base pay and incentive compensation paid during a calendar year, plus amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options or receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, "all other compensation," and "other annual compensation." Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The excess and supplemental plans require 5 years of service for vesting for the former Old Key employees, including Mr. Allen, and 10 years of service and the attainment of age 55 for former Society employees, including Messrs. Gillespie, Meyer, Noall, and Wert. Messrs. Gillespie, Allen, Meyer, Noall, Wert and Riley were credited under the excess and supplemental plans with 27, 23, 23, 12, 20, and 31 years of service, respectively, at year-end 1995.

            EMPLOYMENT, SEVERANCE, AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements, severance agreements, and change of control agreements with Mr. Riley and certain of its executive officers.

     Employment and Consulting Agreement With Mr. Riley. KeyCorp and Mr. Riley are parties to an employment and consulting agreement pursuant to which Mr. Riley was employed by KeyCorp through December 31, 1995 (the "Employment Period") and thereafter is to be retained by KeyCorp as an independent contractor to serve as Chairman of the Board and Chairman of the Executive Committee of the Board from January 1, 1996 through December 31, 1998 (the "Independent Contractor Period").

     During the Employment Period, Mr. Riley's compensation included an annual base salary of $825,000 and Mr. Riley was a participant, along with other senior executives of KeyCorp, in KeyCorp's Short Term Incentive Compensation Plan and, on a pro rata basis, KeyCorp's Long Term Cash Incentive Compensation Plan. In addition, Mr. Riley was the only participant in the "KeyCorp 1994-1995 Performance Unit Plan for Mr. Riley" under the terms of which he earned $777,800, based on achieving the maximum goals specified by the plan for return on average common equity and return on average total assets.

     Upon his retirement from KeyCorp on December 31, 1995, Mr. Riley became entitled to a retirement benefit determined under a Supplemental Retirement Benefit Plan for executives of Old Key.

     During the Independent Contractor Period, Mr. Riley's duties will be to preside at meetings of the Board and of the Executive Committee and at shareholder meetings of KeyCorp and to perform such other duties as he may be specifically requested to perform by the Board or by KeyCorp's Chief Executive Officer that he, in his sole discretion, agrees to perform. During the Independent Contractor Period, KeyCorp is to pay Mr. Riley base annual compensation of $600,000 and such additional amount, if any, as the Compensation and Organization Committee may, in its sole discretion, authorize for payment to Mr. Riley as incentive compensation.

     If Mr. Riley's status as an independent contractor is terminated prior to the end of the Independent Contractor Period for any reason (except by KeyCorp for cause), KeyCorp is to pay to Mr. Riley or his estate or designated beneficiary a lump sum equal to the sum of all base compensation that would have been payable to Mr. Riley had he continued to perform services through December 31, 1998. Under the agreement, KeyCorp would have cause to terminate Mr. Riley's independent contractor status if Mr. Riley were convicted of a felony, if he continued to engage in activities presenting material conflicts of interest after notice in writing from the Board, or if a federal or state regulatory agency barred Mr. Riley from service with KeyCorp.

     Mr. Riley is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of any legal fees incurred in enforcing his rights under his employment and consulting agreement; and to ancillary benefits incident to the performance of his duties under that agreement.

     Employment Agreement With Mr. Gillespie. KeyCorp and Mr. Gillespie are parties to an employment agreement, pursuant to which Mr. Gillespie was employed by KeyCorp as President and Chief Operating Officer through September 1, 1995 and is thereafter to be employed by KeyCorp as President and Chief Executive Officer through December 31, 1998. Under the employment agreement, Mr. Gillespie is to be paid a base salary of not less than $700,000 per year and is entitled to participate in all KeyCorp executive incentive compensation plans including KeyCorp's short and long term incentive compensation plans. The employment agreement provides for an additional two years of compensation and benefits to Mr. Gillespie (through December 31, 2000) if, in 1998, the employment agreement is not mutually extended or a new employment agreement is not entered into and Mr. Gillespie elects to terminate his employment and receive those benefits.

     Under the employment agreement, Mr. Gillespie may terminate his employment for good reason (and receive post-termination benefits) under certain circumstances whether or not a change of control of KeyCorp occurs. Those circumstances that will constitute good reason under the employment agreement whether or not a change of control occurs include (a) demotion or removal of Mr. Gillespie from his executive positions (i.e., President and Chief Executive Officer); (b) a reduction in Mr. Gillespie's base salary or participation in benefit plans; (c) a good faith determination by Mr. Gillespie that his responsibilities, duties, and authority have been materially reduced from those contemplated by the employment agreement; or (d) relocation of Mr. Gillespie's principal place of employment outside the Cleveland metropolitan area. Those circumstances that will constitute good reason under the employment agreement after a change of control of KeyCorp occurs also include any reduction in Mr. Gillespie's incentive compensation or a good faith determination by Mr. Gillespie that his responsibilities or duties have been materially reduced from their level before the change of control or that he is unable to carry out the responsibilities of his positions as a result of the change of control. Under the employment agreement, a change of control will be deemed to have occurred
(a) if any person acquires 25% or more of the voting stock of KeyCorp; (b) if the composition of the Board of Directors changes during any period of 24 consecutive calendar months so that a majority of the individuals at the end of the period were neither on the Board nor approved by a majority of the individuals who were on the Board at the beginning of the period; (c) if KeyCorp merges with another corporation and KeyCorp shareholders receive or retain in the merger less than 60 percent of the outstanding voting securities of the surviving corporation; (d) if all or substantially all of the assets of KeyCorp are sold or otherwise transferred; or (e) if a plan of liquidation or dissolution of KeyCorp is adopted by its shareholders.

     Under the employment agreement, if Mr. Gillespie's employment with KeyCorp is terminated before his 65th birthday for any reason other than voluntary resignation by Mr. Gillespie (without good reason) before December 31, 1998 or termination by KeyCorp for cause, and Mr. Gillespie (or his estate or designated beneficiary) is entitled to receive retirement benefits under any KeyCorp retirement plan after March 26, 1999 (Mr. Gillespie's 55th birthday), KeyCorp will pay a supplemental retirement benefit in an amount sufficient to provide Mr. Gillespie the same aggregate benefit that he would have received if he had continued in the employ of KeyCorp through his 65th birthday (by eliminating any reduction because he started receiving benefits before his 65th birthday and giving him credit for additional years of service for the period after his termination date and before his 65th birthday). Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Gillespie's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or totally abandons his duties and responsibilities. KeyCorp will have "cause" to terminate Mr. Gillespie's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp.

     If a change of control occurs while Mr. Gillespie is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Gillespie will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) that have been outstanding for at least six months, in return for a payment equal to the spread on those options.

     Under the employment agreement, Mr. Gillespie is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of certain legal fees incurred in enforcing his rights under his employment agreement; to ancillary benefits incident to the performance of his duties under that agreement; and to a special supplemental death benefit if he dies while employed by KeyCorp and he is survived by his wife. The special supplemental death benefit, if payable, would consist of monthly installments to Mr. Gillespie's wife (or to her estate), through the 15th anniversary of Mr. Gillespie's death. Each monthly payment would be in an amount that, when added to the monthly survivor benefits, if any, payable to Mr. Gillespie's wife under all KeyCorp retirement plans, equals one third of the monthly compensation (base salary and incentive compensation) that Mr. Gillespie would have received during that month if he had been terminated by KeyCorp without cause.

     Regulations Provision Regarding Positions To Be Held by Mr. Gillespie. KeyCorp's Regulations, as amended effective as of March 1, 1994, provide in part that Mr. Gillespie may not be removed by action of the Board of Directors from any office held by him except by the affirmative vote of three-quarters of the entire authorized Board of Directors and that any such removal shall be without prejudice to his contract rights.

     Employment Agreement With Mr. Noall. KeyCorp and Mr. Noall are parties to an employment agreement pursuant to which Mr. Noall is to be employed by KeyCorp as its Chief Administrative Officer through February 28, 1997 (the end of the "Scheduled Term") at a base salary of not less than $441,000 per year. If Mr. Noall remains in the employ of KeyCorp through the end of the Scheduled Term, his status as an employee of KeyCorp will thereafter be continued for a three year "Supplemental Term" during which he will have such duties and responsibilities as KeyCorp and he may mutually agree. During the Supplemental Term KeyCorp will pay to Mr. Noall compensation at a rate equal to the sum of his base salary (at the highest rate in effect during the Scheduled Term) and his average annual incentive compensation (the average of his two highest years of short-term incentive compensation and the average of his two highest years of long-term incentive compensation, in both cases during the five calendar year period preceding his termination date). If Mr. Noall dies after the Supplemental Term has begun, the compensation that would otherwise have been payable to him during the Supplemental Term is to be paid to his estate or to a beneficiary designated by him.

     The employment agreement provides that following any termination of Mr. Noall's employment (other than a termination by KeyCorp for cause during the Scheduled Term), KeyCorp will provide a supplemental retirement benefit to Mr. Noall so that he will receive, in the aggregate, the amounts of retirement benefits to which he would have been entitled under all KeyCorp retirement plans if his employment with Society had commenced on June 20, 1973. In addition, if Mr. Noall remains in the employ of KeyCorp through the end of the Supplemental Term as contemplated by the employment agreement, he will be entitled to begin receiving retirement benefits immediately after the end of the Supplemental Term (and one month before his normal retirement date) without any discount for early commencement of retirement benefits.

     Under the employment agreement, if Mr. Noall's employment is terminated before the end of the Scheduled Term by KeyCorp without cause or by Mr. Noall for good reason, Mr. Noall will be entitled to receive post-termination compensation and benefits through the end of the Supplemental Term. The post-termination compensation and benefits would include compensation continuation payments at a rate equal to the sum of Mr. Noall's base salary and his average annual incentive compensation, continued medical and life insurance benefits, continued coverage under all retirement and savings plans (or the cash equivalent thereof), and continuing treatment as an employee for purposes of outstanding stock options.

     Under the employment agreement, "good reason" will include, in all events, any demotion, reduction in base salary, exclusion from full participation in benefit plans maintained for senior executives of KeyCorp generally, or relocation of Mr. Noall's principal place of employment outside of the Cleveland metropolitan area.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Noall's employment during the Scheduled Term if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or totally abandons his duties and responsibilities.

     If a change of control occurs while Mr. Noall is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Noall will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) that have been outstanding for at least six months, in return for a payment equal to the spread on those options. The definition of "change of control" in Mr. Noall's employment agreement is the same as the definition of that term in Mr. Gillespie's employment agreement.

     Amended Employment and Severance Agreements With Officers Who Were Officers of Old Key. KeyCorp and three of its executive officers (other than Mr. Riley) who were officers of Old Key, including Mr. Allen, are parties to preexisting employment and severance agreements (each of which contained change of control provisions) and amendments to those agreements that were agreed to in anticipation of the Merger.

     In general, as amended, each employment agreement provides for the employment of the officer through a specified term of employment, the expiration dates of which vary, depending upon the officer, from December 31, 1994 to June 30, 1998. The expiration date of Mr. Allen's employment agreement is June 30, 1998. If the officer's employment is terminated by Keycorp without cause at any time before the end of the specified term, the officer will be entitled to receive all payments and benefits (including retirement benefits) to which the officer would have been entitled had he continued to perform services under the employment agreement through the end of the specified term.

     In general, under the amendments to these employment and severance agreements an officer may become entitled to post-termination benefits if the officer's employment is terminated before March 1, 1997 (i.e., the third anniversary of the Merger) by KeyCorp (other than for cause, disability, or retirement) or by the officer for good reason. If an officer's employment is terminated before March 1, 1997, under circumstances entitling the officer to post-termination benefits under the terms of the amendment, the officer will be entitled to elect to receive (a) the benefits, if any, called for under the officer's amended employment agreement or
(b) the benefits, if any, called for under the officer's amended severance agreement or (c) a lump sum payment equal to 1/12 of the sum of the officer's base salary at the time of termination and the officer's average annual incentive compensation for the years 1991, 1992, and 1993, multiplied by 18 (i.e., 18 months of compensation). If the officer elects to receive the lump sum payment, KeyCorp will also continue medical and life insurance coverage to the officer for up to 18 months but not beyond the date the officer secures other employment.

     For purposes of the amended employment and severance agreements and the amendments thereto, "cause" includes a material breach of the amended employment agreement by the officer, misconduct as an executive of KeyCorp, unreasonable neglect or refusal to perform assigned duties, conviction of a crime involving moral turpitude, adjudication as a bankrupt, failure to follow reasonable instructions of superior executive officers, or imposition by a bank regulatory agency of a final order of suspension or removal for improper conduct, and "good reason" includes any reduction in the officer's base salary, any reduction in the officer's job grade or failure to provide the officer the same opportunities with respect to incentive compensation, stock option grants, and other benefits as are provided to other employees with the same job grade, and any requirement that the officer relocate as a condition of employment.

     Amended Change of Control Agreements With Officers Who Were Officers of Society. KeyCorp and four of its executive officers (other than Messrs. Gillespie and Noall) who were officers of Society, including Messrs. Meyer and Wert, are parties to preexisting change of control agreements that were both activated by, and amended in anticipation of, the Merger. Under the amended change of control agreements an officer will become entitled to receive payments and benefits if the officer's employment with KeyCorp is terminated for any reason before March 1, 1997 (i.e., the third anniversary of the Merger), other than termination for cause, disability, or death or voluntary resignation by the officer except that the officer will be entitled to such payments and benefits if the officer resigns voluntarily after the officer's base salary has been reduced or the principal place of the officer's employment has been relocated. For purposes of the amended change of control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is materially inimical to the best interests of KeyCorp or a subsidiary, and competing with KeyCorp.

     If an officer becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment during the first 18 months after the Merger, KeyCorp will provide to the officer monthly compensation continuation payments (based on salary at the highest rate in effect during the one year period ended on March 1, 1994 and average annual incentive compensation for the three highest of the years 1989 through 1993, inclusive) for 24 months plus a lump-sum severance payment equal to six of the monthly compensation continuation payments. In addition, KeyCorp will continue to provide or arrange medical benefits, long-term disability benefits, and group term life insurance benefits for 24 months and will continue the officer in all retirement and savings plans for the 24-month period unless impermissible under the plan or applicable law, in which case KeyCorp will make an equivalent lump-sum cash payment. Certain of these payments may be reduced if the officer accepts other full-time employment with an unaffiliated employer during the 24-month period following termination of employment. The payments would be payable after the death of the officer to his surviving beneficiaries, to his estate, or to a trust.

     If an officer becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment at any time during the period from March 2, 1996 (July 1, 1996 in Mr. Wert's case) through March 1, 1997 (i.e., during the 25th through 36th months after the Merger), those benefits would include a lump sum severance payment equal to 150% of the sum of the officer's annual base salary (at the level in effect at the time of the Merger) plus the average of the incentive compensation awards payable to the officer for the years 1991, 1992, and 1993 and continued medical and life insurance coverage for up to 18 months after the termination (but not beyond the date the officer became employed with another employer).

     If an officer other than Mr. Wert becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment at any time during the period from September 2, 1995 through March 1, 1996 (i.e., during the 19th through 24th months after the Merger), the officer would have the right to elect to receive either the benefits in effect for termination of employment during the first 18 months after the Merger or those in effect for termination of employment during the 25th through 36th months after the Merger.

     In Mr. Wert's case, if he voluntarily resigns on or before June 30, 1996 without a reduction in base salary or the requirement that he relocate outside of Cleveland, he will be entitled to the benefits generally provided during the first 18 months after the Merger. If KeyCorp terminates Mr. Wert's employment on or before June 30, 1996 or he resigns on or prior to that date following a reduction in base salary or the requirement that he relocate outside of Cleveland, Mr. Wert would have the right to elect to receive either the benefits in effect during the first 18 months after the Merger or those in effect during the 25th through 36th month after the Merger.

     New Change of Control Agreements. KeyCorp has entered into new change of control agreements with each of Messrs. Allen, Meyer, and Wert and six other executive officers of KeyCorp (other than Messrs. Riley, Gillespie, and Noall) which provide that if, at any time within three years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary is reduced or relocation is made a condition of the officer's employment, KeyCorp will pay to the officer a lump sum severance benefit equal to two and one half years' compensation (base salary and average annual incentive compensation) and will pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment. Each new change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to one year's compensation (base salary and average annual incentive compensation). For purposes of these agreements, a change in control will be deemed to have occurred (a) if KeyCorp is merged with or into another corporation and, within 24 months after that transaction, fewer than 40% of the members of the board of directors of the surviving corporation are individuals who were members of KeyCorp's Board of Directors before the transaction; (b) if KeyCorp is merged with or into another corporation and KeyCorp shareholders receive or retain in the merger less than 40 percent of the outstanding voting securities of the surviving corporation and, at any time within 24 months after that transaction, individuals who were members of KeyCorp's Board of Directors before the transaction constitute less than 51% of the members of the board of directors of the surviving corporation; (c) if any person announces an intention to engage in an election contest relating to the election of directors of KeyCorp and, within 24 months thereafter, a majority of the members of KeyCorp's Board of Directors are individuals who became members of the Board of Directors after the last meeting of shareholders of KeyCorp held before that intention was announced; and (d) if, in a transaction that either was not approved by the Board of Directors of KeyCorp or was only so approved after an unsolicited effort to take control of KeyCorp had been publicly announced, (i) any person acquires 25% or more of the voting stock of KeyCorp; (ii) KeyCorp merges with another corporation and KeyCorp shareholders receive or retain in the merger less than 50 percent of the outstanding voting securities of the surviving corporation; (iii) all or substantially all of the assets of KeyCorp are sold or otherwise transferred; or
(iv) a plan of liquidation or dissolution of KeyCorp is adopted by its shareholders. For purposes of the new change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Limitation on Payments. Each of the employment, severance, and change of control agreements described above to which KeyCorp is a party (other than the employment agreement with Mr. Riley) provides, in effect, that if any payments thereunder would otherwise be treated as "excess parachute payments" under Section 280G of the Internal Revenue Code (and would therefore be nondeductible by KeyCorp and subject to a 20% excise tax upon receipt by the officer), the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment.

     Mandatory Deferral of Certain Amounts. Each of the employment, severance, and change of control agreements described above to which KeyCorp is a party provides, in effect, that if any amount of compensation otherwise payable to the officer as earned would not be deductible by KeyCorp by reason of the disallowance rules of Section 162(m) of the Internal Revenue Code (which rules generally disallow deductions for certain compensation paid to any of certain "covered employees" of a publicly held corporation in excess of $1,000,000 per year), but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which the officer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to the officer an additional amount equivalent to the interest that would have accrued on the deferred compensation if interest had accrued thereon at a rate equal to the interest rate applicable to deferrals made under incentive compensation plans generally applicable to KeyCorp executives.

     Grantor Trusts. KeyCorp maintains grantor trusts to fund its commitments to executive officers or directors who were executive officers or directors of Old Key prior to the Merger. These commitments were made under the survivor benefit, supplemental retirement, deferred compensation, and severance plans or the successor plans maintained by KeyCorp for executive officers of Old Key and under the death benefit, retirement benefit, and deferred compensation plans or the successor plans maintained by KeyCorp for directors of Old Key. The trust agreements provide that if KeyCorp fails to make payments under any of those benefit plans when those payments are due, the trustee is to make the payments from the assets of the trust. KeyCorp has partially funded the trusts with life insurance policies. As of December 31, 1995, the value of all assets in the grantor trust for executives was approximately $75,891,897 and the value of all assets in the grantor trust for directors was approximately $2,812,304.

                    COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation and Organization Committee ("Committee") responsibility for executive compensation.

     In designing KeyCorp's executive compensation program, KeyCorp and the Committee concluded that the program should:

     - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

     - Pay total compensation that is commensurate with KeyCorp's performance as compared with other comparable financial institutions.

     - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned on the attainment of challenging objectives.

     - Permit KeyCorp to attract, retain, and motivate the best available executive talent.

     - Encourage substantial share ownership by executives, thereby linking management's commitment to KeyCorp's long term success.

     The executive compensation program -- including the establishment of job grades, salary ranges, and market points (the approximate average salary for executives in similar jobs in the marketplace), and the assignment of senior executives to job grades based upon their executive responsibilities -- was designed and implemented with the aid of an independent outside executive compensation consultant.

     Under the compensation program adopted by KeyCorp and the Committee, executive positions are compensated (on a total compensation basis) by comparison with comparable positions in peer bank holding companies. The Committee each year identifies the companies to be included in the peer group of companies. The peer group includes bank holding companies that, in the Committee's judgment, have similar characteristics to KeyCorp. The 1995 peer group included bank holding companies with assets ranging from approximately $30 to $170 billion as of the beginning of 1995. All of the companies in the peer group were included in the KBW 50 Index (which is used in the stock price performance graph on page 36 of this Proxy Statement).

     Adjustments to an individual executive's salary are considered annually using such competitive market comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. Incentive compensation amounts are determined as described in more detail below.

     The Committee has determined that KeyCorp will be better able to attract, retain and motivate KeyCorp's executives to achieve superior financial performance if a relatively large portion of senior executive compensation is "at risk," i.e., subject to incentive compensation plans. Thus, KeyCorp's compensation for senior executives is designed in a manner whereby KeyCorp's senior executives will receive less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than performance of peer companies and receive superior total compensation when performance is superior to the performance of such companies.

     Under KeyCorp's short term incentive compensation plan, after the close of the year the Committee establishes a percentage of target pool to be paid out as short term incentive compensation (a range of 0% to 200% of target). The target pool is the sum of individual incentive targets. Individual targets range from 10% to 50% of the individual's market point. Individual payouts can range from zero to the greater of (a) 200% of the individual's incentive target or (b) 150% of the target pool percentage times the individual's incentive target. In evaluating corporate performance for purposes of setting the percentage of target to be paid out, the Committee evaluates KeyCorp's performance as compared with KeyCorp's profit plan for the year, and evaluates financial results (generally, return on average common equity and return on average assets) as compared with companies in the peer group. The Committee also considers such financial performance over a number of years (generally three years) versus performance by the companies in the peer group. In establishing the percentage of target pool to be paid, the Committee gives most weight to financial results, but the Committee also evaluates non-financial accomplishments of KeyCorp and its senior executives during the year.

     Earnings per share for 1995 were less than KeyCorp's profit plan for the year essentially due to unplanned expenses incurred during the year in connection with strategic initiatives (initiatives that are expected to add significantly to net income in later years). For 1995, KeyCorp ranked in the second and third quartile of the peer group in return on average common equity and return on average assets, respectively. In the Committee's judgment, KeyCorp has achieved consistency of satisfactory financial performance over a number of years. The Committee was satisfied with the overall performance of the senior executives during 1995. The Committee determined that the short term incentive compensation pool for 1995 would be 110% of target. Individual awards were paid or credited in the first quarter of 1996 among participants in the short term plan based upon individual and group contributions to the financial and other results of KeyCorp for the year.

     Under KeyCorp's long term incentive compensation plan, the Committee establishes objective criteria by which KeyCorp's financial performance should be judged for each three year cycle. The criteria is based on the Committee's judgment of a return on average common equity that will warrant satisfactory to excellent results for the three year period. For the three year period ending December 31, 1998, the established criteria could result in a payout that ranges from zero to 250% of target. The maximum amount for the 1996-1998 performance period will be earned if return on average common equity for such three year period, after adjustments which the Committee deems to be appropriate, equals or exceeds 20%. An individual executive's target is either 20%, 25%, or 30% of the executive's market point.

     Under the criteria established for the three year period 1993-1995, the payout could range from zero to 250% of target. The average return on common equity for this three year period was 18.71% (after adjusting for one-time restructuring charges in connection with the KeyCorp/Society merger, which adjustment the Committee determined was appropriate). This resulted in a payout of 239.13% of target. The awards were paid or credited to participating executives in the first quarter of 1996.

     The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grant of options. In general, the number of options granted to an executive is based on the executive's job grade. During 1995, with limited exceptions, the same number of options were granted to all executives in the same job grade. Except in the case of the Chief Executive Officer and senior executives reporting directly to the Chief Executive Officer (for these executives the Committee determined that a set number of options should be granted to motivate and reward these executives as a group), the approach to determining the number of options granted was changed for 1996 and thereafter. For options granted in 1996 the Committee continued to use job grades as a basis for the number of options to be granted, but established a threshold, targeted, and maximum number of options for each job grade. The Committee felt that this change in the number of options that may be granted provides valuable flexibility, as, within the confines of the threshold and maximum number of options for the job grade, the actual grants are based on the executive's contribution and/or anticipated contribution to the long-term financial and other results of KeyCorp. The aggregate number and vesting terms of options may vary depending on the Committee's judgment of the best form of long term motivation appropriate under the particular circumstances. In most instances prior to 1996 options vested one year from the date of the grant. The Committee determined that for options granted in 1996 and thereafter the general policy would be to grant options that vest one-third each year from the date of the grant, resulting in full vesting after three years. Management felt, and the Committee concurred, that this change would aid in retaining executives, would result in options being held for a longer period of time, and would be more cost effective. In determining stock option grants, the Committee does not feel it relevant and does not take into account options previously awarded to the executive (whether or not the options remain outstanding).

     During 1995, 580 executives of KeyCorp were awarded options covering 2,277,379 KeyCorp Common Shares. In January of 1996, 600 executives of KeyCorp were awarded options covering 1,962,800 KeyCorp Common Shares. In addition, beginning in 1996 KeyCorp adopted a program whereby stock options could be granted to employees in lower positions identified as exceptional high performers and/or the future leaders of the organization. In January of 1996, 250 of these employees received a total of 125,000 options under this program. In all instances the option price was 100% of the market price of the stock at the time the option was granted.

     Salary adjustments for senior executives of KeyCorp, and short term and long term incentive compensation payments to such executives, are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to complying with salary minimums specified in such contracts. In the case of executives other than Messrs. Riley and Gillespie, the Committee also solicited from Mr. Riley (during the portion of 1995 for which he served as Chief Executive Officer) and Mr. Gillespie (for all of 1995) an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from the limit on the corporate tax deduction. KeyCorp's short term and long term incentive compensation plans provide that the Committee, in its sole discretion, shall have the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied a deduction for federal income tax purposes for such award or the portion thereof.

     Pursuant to an employment agreement, as amended, (the "Riley employment agreement") with Mr. Riley (see pages 25 - 26 of this Proxy Statement), he was paid a salary of $825,000 for 1995. Under the Riley employment agreement Mr. Riley, in addition to being a participant in KeyCorp's other incentive compensation plans for senior executives, was covered by a special incentive compensation arrangement for the period January 1, 1994 through December 31, 1995. This plan sets criteria for return on average common equity, return on average total assets, and efficiency ratio. Under the terms of the special incentive compensation arrangement no payment was to be made unless a minimum asset quality test was met. The Committee determined that the appropriate asset quality tests are whether, as ranked by Keefe, Bruyette & Woods, Inc., KeyCorp was for 1995 in the top half of the 50 largest bank holding companies in net charge-offs as a percent of average loans and in non-performing assets as a percent of loans and other real estate owned; these tests were met. The maximum amount that could be paid under this plan was $1,133,400, $388,900 for achieving the maximum goal with respect to return on average common equity, $388,900 for achieving the maximum goal with respect to return on average total assets, and $355,600 for achieving the maximum goal with respect to the efficiency ratio. The Committee determined that the formulas resulted in an award of $777,800 under the special incentive compensation plan (maximum goals for return on average common equity and return on average total assets having been met and the minimum goal with respect to efficiency ratio having not been met); this amount was paid to Mr. Riley in the first quarter of 1996.

     Under the short term incentive compensation plan, Mr. Riley's target for 1995 was $417,000 and his award could range from zero to $1,251,000 (if the Committee established a pool of 200% of target). The Committee determined that $459,000 was the appropriate short term incentive compensation for Mr. Riley for 1995 which was 110% of his target. Mr. Riley is not a participant in the short term incentive compensation plan for 1996 or thereafter. He is a participant (on a pro rata basis for the period of time that he was an employee, i.e., until December 31, 1995) in KeyCorp's long term incentive compensation plan for the three year periods 1994-1996 and 1995-1997.

     Mr. Gillespie, who is subject to an employment agreement with KeyCorp (see pages 26 - 27 of this Proxy Statement) became the Chief Executive Officer of KeyCorp on September 1, 1995, succeeding Mr. Riley in this position. As of September 1, 1995, the Committee established Mr. Gillespie's salary at $800,000 per annum. It was the Committee's judgment, based upon comparison with peer companies, that such salary was reasonable and appropriate.

     Under the short term incentive compensation plan, Mr. Gillespie's target for 1995 was $367,000 and his award could range from zero to $1,101,000 (if the Committee established a pool of 200% of target). The Committee determined that $404,000 was the appropriate short term incentive for Mr. Gillespie for 1995, which was 110% of his target.

     As is the case of other senior executives, Mr. Gillespie is a participant in KeyCorp's long term incentive compensation plan for the three year periods 1994-1996 and 1995-1997. For the three year period 1993-1995 his award under the plan was $407,451 (see page 19 of this Proxy Statement).

                    Compensation and Organization Committee
                         Board of Directors
                         KeyCorp
                              Albert C. Bersticker
                              Thomas A. Commes
                              Lucie J. Fjeldstad
                              Stephen R. Hardis (Chair)
                              Robert A. Schumacher

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index and the KBW 50 Index. The Standard & Poor's 500 Index is an index of 500 stocks designed to measure the performance of the broad domestic economy. The KBW 50 Index is an index of the stock of fifty banks of the United States, including all money-center and most major regional banks. KeyCorp's stock is included in the KBW 50 Index and in the Standard & Poor's 500 Index.

                                 KEYCORP STOCK
                               PERFORMANCE GRAPH*
                                  (1990-1995)


                     KeyCorp        KBW 50         S&P 500
12/31/90              100             100            100
6/30/91               135             136            113
12/31/91              162             161            130
6/30/92               190             178            131
12/31/92              213             201            139
6/30/93               238             215            149
12/31/93              206             212            155
6/30/94               227             224            149
12/31/94              181             201            157
6/30/95               235             262            188
12/31/95              275             325            213

     * This stock price performance is not necessarily indicative of future price performance. The stock price performance in the graph above for the period prior to March 1, 1994 is for Society.

                    SHARE OWNERSHIP AND PHANTOM STOCK UNITS

     Five Percent Beneficial Ownership. To the best of KeyCorp's knowledge, no person beneficially owns more than 5% of the outstanding KeyCorp Common Shares.

     Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists current directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth, as of February 16, 1996, certain information with respect to
(1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such current directors, nominees for director, and executive officers.

                                                                                                        TOTAL PHANTOM
                                         AMOUNT AND NATURE OF                                          STOCK UNITS AND
                                         BENEFICIAL OWNERSHIP        PERCENT OF         PHANTOM           BENEFICIAL
                                        -----------------------     COMMON SHARES        STOCK            OWNERSHIP
                NAME                    SHARES(1)     OPTIONS(2)    OUTSTANDING(3)      UNITS(4)       OF COMMON SHARES
- ------------------------------------    ---------     ---------     -------------     ------------     ----------------
Gary R. Allen.......................       29,716        44,628                            1,028              75,372
Cecil D. Andrus.....................        1,000             0                                0               1,000
William G. Bares....................        2,000         7,000                            3,951              12,951
Albert C. Bersticker................        2,000         7,000                            1,586              10,586
Thomas A. Commes....................       10,000         7,000                                0              17,000
Kenneth M. Curtis...................        1,205         7,000                                0               8,205
John C. Dimmer......................      431,835        11,518                                0             443,353
Lucie J. Fjeldstad..................          241        23,266                                0              23,507
Robert W. Gillespie.................      160,960       316,000                           18,607             495,567
Stephen R. Hardis...................       10,000         7,000                           35,016              52,016
Henry S. Hemingway..................      251,085        16,036                                0             267,121
Charles R. Hogan....................      151,053        11,518                                0             162,571
Douglas J. McGregor.................          794             0                            1,568               2,362
Henry L. Meyer III..................       50,159       217,242                            7,410             274,811
Steven A. Minter....................        1,679         7,000                            6,985              15,664
M. Thomas Moore.....................        2,000         7,000                            3,768              12,768
John C. Morley......................        3,640         7,000                            4,263              14,903
Roger Noall.........................      187,207       100,000                            8,566             295,773
Richard W. Pogue....................       17,000         7,000                                0              24,000
Victor J. Riley, Jr.................       19,343       553,620                            2,516             575,479
Robert A. Schumacher................       41,378        12,476                            2,275              56,129
Ronald B. Stafford..................        6,021        38,820                                0              44,841
Dennis W. Sullivan..................        1,200         7,000                           17,674              25,874
Peter G. Ten Eyck, II...............        7,093        36,820                                0              43,913
Nancy B. Veeder.....................       34,074         8,018                                0              42,092
James W. Wert.......................       35,655       120,000                            7,931             163,586
All directors and executive officers
  as a group (34)...................    1,510,373     1,822,540          1.4%            129,441           3,462,354

- ---------------

(1) With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 1995.
(2) Options vested as of April 16, 1996 are included herein.
(3) No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of April 16, 1996.
(4) Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan, whereby directors may defer payment of all or a portion of their directors fees into a Common Share Account consisting of "phantom stock units." On a quarterly basis, the Common Share Account is credited with an additional number of phantom stock units equal to the number of Common Shares that could be purchased at market value with the sum of the director's deferred fees for the quarter, plus the amount of quarterly dividends on the phantom stock units in the Common Share Account during the quarter as if such phantom stock units were Common Shares. The Common Share Account is distributed only in cash (and never in Common Shares) and, at the time of distribution, each phantom stock unit is paid based on the market value of a Common Shares at the end of the preceding calendar quarter. Investments in phantom stock units by executive officers are made pursuant to KeyCorp's Excess 401(k) Savings Plan (the "Supplemental Plan"), an excess benefit plan established by KeyCorp. Under the Supplemental Plan, a "phantom stock" account is established for each participant and credited with the amount of matching employer and profit sharing contributions that cannot be credited to the participant's account in the KeyCorp 401(k) Savings Plan (the "401(k) Plan") because of Internal Revenue Code limitations. In addition, each participant's phantom stock account is credited with dividends and other earnings as if it were invested in the Corporation Stock Fund of the 401(k) Plan. Though contributions to a participant's phantom stock account are treated as if they were invested in KeyCorp's Common Shares, a participant's account balance may only be paid in cash (and never in Common Shares). Because no Common Shares are actually issued in connection with the Director Deferred Compensation Plan or the Supplemental Plan (i.e. they are "phantom stock" plans), directors and executive officer's participating in these plans do not have any voting rights or investment power with respect to or on account of the phantom stock units, and the phantom stock units do not result in the directors or executive officer's having beneficial ownership of the Common Shares.

                           1997 SHAREHOLDER PROPOSALS

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is December 11, 1996.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting the proxy cards will vote them in accordance with their best judgment on such matters.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Morrow & Co., Inc. to assist in the solicitation of proxies at an anticipated cost of $12,500 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing.

     You are urged to complete, date, sign, and return your proxy card promptly in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards will be voted in accordance with any specification made thereon and, if no specification is made, will be voted for the election as directors of the nominees named herein, against all shareholder proposals, and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996. Unless a broker's authority to vote on a particular matter is limited, abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy by a later proxy received by, or by giving notice to, KeyCorp, or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.


         [KEYCORP LOGO]   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF KEYCORP FOR THE ANNUAL MEETING ON MAY 23, 1996.

   P     The undersigned hereby constitutes and appoints Victor J.
         Riley, Jr., Robert W. Gillespie, and Roger Noall, and each of them, his/her true and lawful agents and proxies with full power of
   R     substitution in each to represent the undersigned at the Annual
         Meeting of Shareholders of KeyCorp to be held on May 23, 1996, and at any adjournments or postponements thereof, on all matters properly
   O     coming before said meeting.

         1.  Election of Directors: The nominees of the Board of Directors               (Change of Address/Comments)
   X         to the class whose term of office will expire in 1999 are:        _____________________________________________________
             Albert C. Bersticker, Kenneth M. Curtis, John C. Dimmer,          _____________________________________________________
             Charles R. Hogan, M. Thomas Moore, Richard W. Pogue, and          _____________________________________________________
   Y         Dennis W. Sullivan.                                               _____________________________________________________
                                                                               (If you have written in the above space, please
         2.  Proposal requiring the payment of all diector compensation        mark the corresponding box on the reverse side of
             to be made in KeyCorp Common Shares.                              this card.)

         3. Proposal requiring the election of all directors at each annual meeting.

         4. Proposal withdrawing management's authority to vote unmarked proxy cards.

         5. Proposal prohibiting any increase in salaries or grant of stock options to executives in the event or a reduction in the dividend paid on KeyCorp Common Shares.

         6. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending
             December 31, 1996.


    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
    BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO
    VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR
    SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                               -------------
                                                              | SEE REVERSE |
                                                              |    SIDE     |
                                                                ------------


   X   PLEASE MARK YOUR                                                SHARES IN YOUR NAME  REINVESTMENT SHARES
       VOTES AS IN THIS
       EXAMPLE.

                     FOR        WITHHELD                                           FOR       AGAINST     ABSTAIN
1. Election of      /  /         /  /               2.  Proposal requiring        /  /        /  /       /  /
   Directors                                            the payment of all
   (see reverse)                                        director compensation
                                                        to be made in KeyCorp
 For, except vote withheld from the                     Common Shares.
 following nominee(s):
                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2
 ______________________________________________
                                                                                   FOR       AGAINST     ABSTAIN
                                                    3.  Proposal requiring        /  /        /  /       /  /
                                                        the election of
                                                        directors at each
                                                        annual meeting.

                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
                                                                                   FOR       AGAINST     ABSTAIN
                                                    4.  Proposal withdrawing      /  /        /  /       /  /
                                                        management's authority
                                                        to vote unmarked
                                                        proxy cards.

                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
                                                                                   FOR       AGAINST     ABSTAIN
                                                    5.  Proposal prohibiting      /  /        /  /       /  /
                                                        executive salary
                                                        increases upon a
                                                        reduction in dividends.

                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
                                                                                   FOR       AGAINST     ABSTAIN
                                                    6.  Ratification of           /  /        /  /       /  /
                      ------   Change of                appointment of
                     |      |  Address/Comments         independent auditors.
                      ------   on Reverse Side.
                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6.

                                                                                         This proxy when properly executed will be
                                                                                         voted in the manner directed herein by
                                                                                         the undersigned shareholder. If no
                                                                                         direction is made, this proxy will be
                                                                                         voted FOR the election of the nominees
                                                                                         listed on the reverse, AGAINST proposals
                                                                                         2, 3, 4, and 5, and FOR proposal 6.
                                                                                            In accordance with their judgment, the
                                                                                         proxies are authorized to vote upon any
                                                                                         other matters that may properly come
SIGNATURE(S)_________________________________________________   DATE ___________         before the  meeting.  The signer hereby
                                                                                         revokes all proxies heretofore given by
SIGNATURE(S) ________________________________________________   DATE ____________        the signer to vote at said meeting or any
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.         adjournments thereof.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.